CONFIRMING STATEMENT

       This Statement confirms that the undersigned has authorized and designated each of Jennifer Meschewski, Jana Palmaccio and Lisa Longo to execute and file on the undersigned's behalf such forms that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Nielsen Holdings plc (the "Company") (i) pursuant to Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act"), as amended, including without limitation, statements on Form 3, Form 4 and Form 5 (including any amendments thereto) and
(ii) in connection with any applications for EDGAR access codes, including without limitation, the Form ID.  The authority of Jennifer Meschewski, Jana
Palmaccio and Lisa Longo under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to his ownership of or transactions in securities of the Company, unless earlier revoked in writing. The undersigned acknowledges that Jennifer Meschewski, Jana
Palmaccio and Lisa Longo are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Exchange Act.

By: ______/s/ Henry Iglesias___________
Name:  Henry Iglesias
Date: March 21, 2022

STATE OF FLORIDA )
       ss.
COUNTY OF MIAMI-DADE)

Sworn to and subscribed before me by means of online notarization, on March 21,
2022, by Henry Iglesias. He produced his valid driver's license as identification.

/s/ Ileana Castillo

Ileana Castillo, Notary Public, State of Florida 1111 Brickell Avenue, Suite
1700 Miami, Florida 33131 Tel: +1 305 789 8996 / Fax: +1 305 789 8953